UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Act of 1934

Date of Report (Date of earliest event reported): January 20, 2009

Omega Protein Corporation

(Exact name of registrant as specified in its charter)

Nevada	001-14003	76-0562134
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2105 CityWest Boulevard Suite 500 Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

(713) 623-0060

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 20, 2009, Omega Protein Corporation, a Nevada corporation (the “Company”), entered into an amendment to the employment agreement of Thomas R. Wittman, the Company’s Director of Manufacturing Operations (formerly Vice President – Operations). The amendment changed Mr. Wittmann’s title from Vice President – Operations to Director of Manufacturing Services and reduced Mr. Wittman’s annual salary under the employment agreement from $159,600 to $110,000. In addition, pursuant to the terms of the amendment, Mr. Wittman will be entitled to receive (i) a severance of $159,600, payable over a 12-month period, in the event of a termination of his employment by the Company other than for cause (as defined in the agreement) prior to a change in control (as defined in the agreement) or (ii) a severance of $319,200, payable over a 24-month period, in the event of a termination of his employment by the Company other than for cause (as defined in the agreement) which occurs within two years after a change of control of the Company (as defined in the agreement). The foregoing description of the amendment does not purport to be complete and is qualified in its entirety by reference to the amendment, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

None.

(b)	Pro Forma Financial Information

None.

(c)	Shell Company Transactions

None.

(d)	Exhibits

10.1	Amendment to Employment Agreement between the Company and Thomas R. Wittman dated January 20, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Omega Protein Corporation

Dated: January 21, 2009	/s/ John D. Held
John D. Held Executive Vice President, General Counsel and Secretary